Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley
717-291-2616

Fulton Financial reports 2011 earnings

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Diluted earnings per share for the fourth quarter of 2011 was 18 cents, a 10.0 percent decrease from the third quarter of 2011 and a 12.5 percent increase from the fourth quarter of 2010. For the year ended December 31, 2011, diluted earnings per share was 73 cents, a 23.7 percent increase from 2010.

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Net interest income for the fourth quarter of 2011 decreased $3.0 million, or 2.1 percent, compared to the third quarter of 2011 due to a decrease in net interest margin of 12 basis points, or 3.1 percent. For the year ended December 31, 2011, net interest income increased $1.4 million, or 0.3 percent, in comparison to 2010. Net interest margin was 3.90 percent for 2011 compared to 3.80 percent for 2010.

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Non-performing loans decreased $24.1 million, or 7.8 percent, in comparison to the third quarter of 2011 and $42.2 million, or 12.8 percent, in comparison to December 31, 2010. In December 2011, the Corporation sold $34.7 million of non-performing residential mortgages and $152,000 of non-performing home equity loans to an investor, resulting in a charge-off to the allowance for credit losses of $17.4 million.

(January 17, 2012) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $36.1 million, or 18 cents per diluted share, for the fourth quarter ended December 31, 2011, compared to $39.3 million, or 20 cents per diluted share, for the third quarter of 2011.
For the year ended December 31, 2011, net income available to common shareholders was $145.6 million, or 73 cents per diluted share, compared to $112.0 million, or 59 cents per diluted share, for 2010.
“2011 was characterized by significant earnings improvement, a lower provision for credit losses, strong core deposit growth, good expense control and an increase in our cash dividend,” said R. Scott Smith, Jr., Chairman and CEO. “In the fourth quarter, we were pleased to see moderate loan growth, a reduction in overall loan delinquency and improvement in our credit quality metrics as a result of the continued resolution of distressed assets along with the sale of non-performing residential mortgages. Earnings for the quarter were down from the prior quarter due to an increase in operating expenses,

Federal regulations that reduced debit card interchange revenue and compression of our net interest margin.”

Asset Quality
As mentioned above, in December 2011, the Corporation sold $34.7 million of non-performing residential mortgages and $152,000 of non-performing home equity loans to an investor. Below is a summary of the transaction (dollars in thousands):

Recorded investment in loans sold	$34,810
Proceeds from sale, net of selling expenses	17,420
Total charge-off	$(17,390)

Existing allocation for credit losses on sold loans	$(12,360)
Non-performing assets were $317.3 million, or 1.94 percent of total assets, at December 31, 2011, compared to $348.0 million, or 2.14 percent of total assets, at September 30, 2011 and $361.7 million, or 2.22 percent of total assets, at December 31, 2010. The $30.7 million, or 8.8 percent, decrease in non-performing assets in comparison to the third quarter of 2011 was primarily due to the aforementioned sale of non-performing residential mortgages and home equity loans and a decrease in non-performing commercial loans, partially offset by increases in non-performing commercial mortgages and construction loans.
Annualized net charge-offs for the quarter ended December 31, 2011 were 1.36 percent of average total loans, compared to 1.04 percent for the quarter ended September 30, 2011. Excluding the impact of the loan sale, which resulted in fourth quarter charge-offs of $17.4 million, annualized net charge-offs to average loans for the fourth quarter and for the year ended December 31, 2011 were 0.78 percent and 1.13 percent, respectively.
The provision for credit losses for the fourth quarter of 2011 was $30.0 million, a decrease of $1.0 million, or 3.2 percent, compared to the third quarter of 2011. For the year ended December 31, 2011, the provision for credit losses was $135.0 million, a $25.0 million, or 15.6 percent, decrease in comparison to 2010.

Net Interest Income and Margin
Net interest income for the fourth quarter of 2011 decreased $3.0 million, or 2.1 percent, from the third quarter of 2011, primarily due to a decrease in net interest margin. During the fourth quarter of 2011, net interest margin decreased 12 basis points, or 3.1 percent, from 3.93 percent in the third quarter of 2011, to 3.81 percent in the fourth quarter of 2011. Net interest income and margin were negatively impacted by prepayments on mortgage backed securities and the resulting accelerated amortization of premiums, which increased $2.9 million in comparison to the third quarter of 2011. This increase in amortization equates to an approximately 8 basis point decrease in the net interest margin.
For the year ended December 31, 2011, net interest income increased $1.4 million, or 0.3 percent, compared to 2010. Net interest margin was 3.90 percent for 2011, as compared to 3.80 percent for 2010.

Average Balance Sheet
Total average assets for the fourth quarter of 2011 were $16.2 billion, an increase of $171.3 million, or 1.1 percent, from the third quarter of 2011.
Average loans, net of unearned income, increased $38.7 million, or 0.3 percent, in comparison to the third quarter of 2011.

	Quarter Ended		Increase (decrease)
	Dec 31, 2011	Sep 30, 2011	$	%
	Dollars in thousands
Loans, by type:
Real estate - commercial mortgage	$4,554,161	$4,461,646	$92,515	2.1%
Commercial - industrial, financial, and agricultural	3,637,465	3,691,516	(54,051)	(1.5)%
Real estate - home equity	1,628,406	1,628,822	(416)	—%
Real estate - residential mortgage	1,066,463	1,037,968	28,495	2.7%
Real estate - construction	641,485	668,464	(26,979)	(4.0)%
Consumer	326,818	329,619	(2,801)	(0.8)%
Leasing and other	71,448	69,509	1,939	2.8%
Total Loan, net of unearned income	$11,926,246	$11,887,544	$38,702	0.3%
Changes in loans, by type, included a $92.5 million, or 2.1 percent, increase in commercial mortgages and a $28.5 million, or 2.7 percent, increase in residential mortgages. These increases were partially offset by a $54.1 million, or 1.5 percent, decline in commercial loans and a $27.0 million, or 4.0 percent, decrease in construction loans.
For the year ended December 31, 2011, average loans, net of unearned income decreased $53.9 million, or 0.5 percent, compared to 2010.
Average deposits for the fourth quarter of 2011 increased $97.5 million, or 0.8 percent, from the third quarter of 2011.

	Quarter Ended		Increase (decrease)
	Dec 31, 2011	Sep 30, 2011	$	%
	Dollars in thousands
Deposits, by type:
Noninterest-bearing demand	$2,529,548	$2,466,877	$62,671	2.5%
Interest-bearing demand	2,462,551	2,424,646	37,905	1.6%
Savings deposits	3,466,104	3,329,489	136,615	4.1%
Total demand and savings	8,458,203	8,221,012	237,191	2.9%
Time deposits	4,084,278	4,224,001	(139,723)	(3.3)%
Total Deposits	$12,542,481	$12,445,013	$97,468	0.8%
The increase in deposits in the fourth quarter of 2011 in comparison to the third quarter of 2011 was due to a $237.2 million, or 2.9 percent, increase in demand and saving accounts, partially offset by a

$139.7 million, or 3.3 percent, decrease in time deposits.
For the year ended December 31, 2011, average deposits increased $103.7 million, or 0.8 percent, compared to 2010.

Non-interest Income
Other income, excluding investment securities gains, decreased $3.3 million, or 6.8 percent, in comparison to the third quarter of 2011. Mortgage banking income decreased $1.7 million, or 21.7 percent, due to a decrease in the volume of new loan commitments. The Corporation elected to hold certain 10 and 15 year residential mortgages in portfolio rather than selling them in the secondary market. During the fourth quarter, an additional $1.4 million of gains would have been realized if these loans had been sold. Other service charges and fees decreased $1.7 million, or 13.8 percent, mainly due to a $2.4 million, or 51.9 percent, decrease in debit card fees, which occurred as a result of new regulations, which became effective October 1, 2011, that established maximum interchange fees issuers could charge on debit card transactions. Partially offsetting the decrease in debit card fees was a $541,000, or 22.0 percent, increase in merchant fees.
For the year ended December 31, 2011, other income, excluding investment securities gains, increased $1.5 million, or 0.9 percent, compared to 2010 due to increases in other service charges and fees and investment management and trust services revenue, partially offset by a decline in mortgage banking income.
Investment securities gains for the fourth quarter of 2011 were $3.1 million, compared to investment securities losses of $443,000 for the third quarter of 2011. During the fourth quarter of 2011, the Corporation recorded $3.1 million and $640,000 of gains on sales of debt and equity securities, respectively. These gains were partially offset by $636,000 of other-than-temporary impairment charges for stocks of financial institutions. During the third quarter of 2011, the Corporation recorded $147,000 of gains on sales of equity securities, offset by $346,000 of other-than-temporary impairment charges for debt securities and $244,000 of other-than-temporary impairment charges for stocks of financial institutions.

Non-interest Expense
Other expenses increased $3.0 million, or 2.8 percent, in the fourth quarter of 2011 compared to the third quarter of 2011, primarily due to a $1.1 million, or 58.3 percent, increase in marketing expenses, a $1.0 million, or 39.9 percent, increase in other real estate owned and repossession expense and a $797,000 increase in losses on the sales of fixed assets. The increase in marketing expense was primarily due to the merger of the Corporation's New Jersey banks in October 2011. Increases in non-interest expense were partially offset by a $1.0 million, or 26.8 percent, decrease in FDIC insurance expense and an $839,000, or 1.4 percent, decrease in salaries and employee benefits. The decrease in salaries and employee benefits was largely due to a $1.6 million decrease in stock compensation expense, partially offset by a $523,000 increase in severance expense.
For the year ended December 31, 2011, other expenses increased $8.2 million, or 2.0 percent, due to an increase in salaries and employee benefits and equipment expense, partially offset by a decrease in FDIC insurance expense and marketing expense.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has 3,850 employees and operates more than 270 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation's investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement

This news release may contain forward-looking statements with respect to the Corporation's financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” "anticipates," “believes,” “plans,” “expects,” “future,” "intends" and similar expressions which are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements. The Corporation undertakes no obligation, other than required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Many factors could affect future financial results including, without limitation: the impact of adverse changes in the economy and real estate markets; increases in non-performing assets which may reduce the level of earning assets and require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets; acquisition and growth strategies; market risk; changes or adverse developments in political or regulatory conditions; a disruption in or abnormal functioning of credit and other markets, including the lack of or reduced access to markets for mortgages and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of, or methodology for determining, FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and other income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth or a decline in loans originated; relative balances of rate-sensitive assets to rate-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies, and other financial and business matters for future periods.
For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation's filings with the Securities and Exchange Commission.
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2012